Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FIRST QUARTER 2010
COCONUT GROVE, FLORIDA, May 11, 2010 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”)
(NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2010.
Financial Highlights

	Quarter Ended
	March 31,		%
(in thousands)	2010	2009	Change

Net revenue:
Radio	$27,080	24,176	12%
Television	3,766	3,618	4%

Consolidated	$30,846	27,794	11%

Operating income before depreciation and amortization, loss on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure:
Radio	$10,419	7,633	36%
Television	(2,236)	(2,206)	(1%)
Corporate	(2,221)	(2,861)	22%

Consolidated	$5,962	2,566	132%

As of
March 31, 2010
Cash and cash equivalents	$60,603
Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our first quarter results reflect the positive impact of the recovering ad market, combined with our efforts to monetize our audience shares, while aggressively controlling costs. The fundamentals of our business continue to improve and we have now generated improved cash flow from our operations for the fifth consecutive quarter. As the economy continues to rebound, we believe advertisers will increasingly recognize the benefits of our multi-media platform in reaching the nation’s fast-growing Hispanic population. We remain focused on further strengthening our audience shares, while maximizing our proprietary content across our radio, television and online properties. We will also continue to seek avenues to drive efficiencies across our business, with the goal of converting our revenue growth into improved operating margins and increased cash flow.”

Spanish Broadcasting System, Inc.	Page 2
Quarter Results
For the quarter ended March 31, 2010, consolidated net revenue totaled $30.8 million compared to $27.8 million for the same prior year period, resulting in an increase of $3.1 million or 11%. This consolidated increase was mainly attributable to the increase in our radio segment net revenue of $2.9 million or 12%. Our radio segment net revenue increased due to special events and local sales, as economic conditions continue to improve. The increase in special events occurred in our Puerto Rico and Los Angeles markets and the increase in local sales occurred in all of our markets, with the exception of our Chicago market. Our television segment net revenue increased $0.2 million or 4%, primarily due to an increase in local spot sales and integrated sales, offset by a decrease in paid programming.
Operating income before depreciation and amortization, loss on the disposal of assets, net, and impairment of assets and restructuring costs, a non-GAAP measure, totaled $6.0 million compared to $2.6 million for the same prior year period, representing an increase of $3.4 million or 132%. This increase was primarily attributed to the increase in net revenue of $3.1 million and a decrease of corporate expenses of $0.6 million. Please refer to the Unaudited Segment Data and Non-GAAP Financial Measures sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $4.4 million compared to an operating loss of $(9.7) million for the same prior year period. The increase in operating income was mainly due to the increase in our net revenue and a decrease in our impairment of assets and restructuring costs of $10.6 million. Please refer to the Impairment of Assets and Restructuring Costs sections for detailed discussions.
NASDAQ Compliance Letter
On April 30, 2010, we received notification from NASDAQ that we regained compliance with the $1.00 minimum closing bid price requirement in accordance with NASDAQ Listing Rule 5450(a)(1). The NASDAQ Hearings Listing Qualifications Panel has determined to continue the listing of our securities on The NASDAQ Stock Market.
Additionally, our Board of Directors have decided to abandon the proposed reverse stock split, which, as explained in our Information Statement on Schedule 14(C) filed with the Securities and Exchange Commission on April 26, 2010, was approved by written consent on April 13, 2010 by our majority stockholder for the sole purpose of regaining compliance with the NASDAQ Listing Rule.

Spanish Broadcasting System, Inc.	Page 3
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, which are leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

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Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter ended March 31, 2010 and 2009.

	Quarter Ended March 31,
Amounts in thousands	2010	2009

	(Unaudited)
Net revenue	$30,846	27,794
Station operating expenses	22,663	22,367
Corporate expenses	2,221	2,861
Depreciation and amortization	1,556	1,593
Loss on the disposal of assets, net	—	11
Impairment of assets and restructuring costs	—	10,616

Operating income (loss)	4,406	(9,654)
Interest expense, net	(6,303)	(6,417)
Changes in fair value of derivative instrument	2,847	2,856

Income (loss) before income taxes	950	(13,215)
Income tax expense (benefit)	1,778	(2,269)

Net loss	(828)	(10,946)

Dividends on Series B preferred stock	(2,482)	(2,482)

Net loss applicable to common stockholders	$(3,310)	(13,428)

Net loss per common share:
Basic and Diluted	$(0.05)	(0.19)

Weighted average common shares outstanding:
Basic and Diluted	72,600	72,502

Spanish Broadcasting System, Inc.	Page 5
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter-ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income (Loss) to Operating Income before Depreciation and Amortization, Loss on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Quarter Ended March 31,		%
(Amounts in thousands)	2010	2009	Change

Operating Income (Loss)	$4,406	(9,654)
add back: Impairment of assets and restructuring costs	—	10,616
add back: Loss on the disposal of assets, net	—	11
add back: Depreciation and amortization	1,556	1,593

Operating Income before Depreciation and Amortization, Loss on the Disposal of Assets, net, and Impairment of Assets and Restructuring Costs	$5,962	2,566	132%

Operating Income before Depreciation and Amortization, Loss on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Loss on the Disposal of Assets, net, and Impairment of Assets and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

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Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended
	March 31,
	2010	2009

Net revenue:
Radio	$27,080	24,176
Television	3,766	3,618

Consolidated	$30,846	27,794

Engineering and programming expenses:
Radio	$5,790	7,391
Television	4,084	3,614

Consolidated	$9,874	11,005

Selling, general and administrative expenses:
Radio	$10,871	9,152
Television	1,918	2,210

Consolidated	$12,789	11,362

Operating income before depreciation and amortization, loss on the disposal of assets, net, and impairment of assets and restructuring costs:
Radio	$10,419	7,633
Television	(2,236)	(2,206)
Corporate	(2,221)	(2,861)

Consolidated	$5,962	2,566

Depreciation and amortization:
Radio	$733	813
Television	562	538
Corporate	261	242

Consolidated	$1,556	1,593

(Gain) loss on the disposal of assets, net:
Radio	$—	(8)
Television	—	19
Corporate	—	—

Consolidated	$—	11

Impairment of assets and restructuring costs:
Radio	$—	10,548
Television	—	24
Corporate	—	44

Consolidated	$—	10,616

Operating income (loss):
Radio	$9,686	(3,720)
Television	(2,798)	(2,787)
Corporate	(2,482)	(3,147)

Consolidated	$4,406	(9,654)

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Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	March 31, 2010

Cash and cash equivalents	$60,603

Total assets	$479,981

Senior secured credit revolver due 2010	$15,000
Senior secured credit facility term loan due 2012	308,750
Other debt	6,941

Total debt	$330,691

Series B preferred stock	$92,349
Accrued dividends payable	9,514

Total	$101,863

Total stockholders’ deficit	$(57,809)

Total capitalization	$374,745

	For the Quarter Ended March 31,
(Amounts in thousands)	2010	2009

Capital expenditures	$385	289

Cash paid for income taxes, net	$8	22